Exhibit 99.1

Primoris Services Corporation Reports Fourth Quarter and Full Year 2022 Results

Dallas, TX – Feb. 27, 2023– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or the “Company”) today announced financial results for its fourth quarter and full year ended December 31, 2022 and provided the Company’s initial outlook for 2023.

For the full year 2022, Primoris reported the following highlights (1):

●	Revenue of $4,420.6 million, up $923.0 million, or 26.4 percent, compared to the full year of 2021 driven by strong growth in the Utilities and Energy/Renewables segments, including $516.8 million, or 14.8 percent, revenue growth excluding acquisitions
●	Net income of $133.0 million, or $2.47 per diluted share, up 14.9 percent from the full year of 2021
●	Adjusted net income of $135.8 million, or $2.53 per diluted share, a decrease of 5.6 percent from the full year of 2021
●	Record backlog of $5.5 billion, up 37.0 percent from 2021 year end, including Master Service Agreements (“MSA”) backlog of $1.9 billion
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $283.4 million.

For the fourth quarter 2022, Primoris reported the following highlights(1):

●	Revenue of $1.3 billion, up $444.7 million, or up 50.3 percent, compared to the fourth quarter of 2021 driven by strong renewables growth, primarily design and construction of utility scale solar facilities, and $227.8 million from acquisitions
●	Net income of $41.5 million, or $0.77 per diluted share, up 40.5 percent from the fourth quarter of 2021
●	Adjusted net income of $50.2 million, or 0.93 per diluted share, up 46.0 percent from the fourth quarter of 2021
●	Adjusted EBITDA of $95.6 million, or 7.2 percent of revenue, up 42.6 percent, from the fourth quarter of 2021
●	Fourth quarter net cash provided by operating activities of $185.4 million driven primarily by favorable changes in working capital

(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“We exited 2022 on a great trajectory for the future of Primoris. During the year we grew revenue to a record $4.4 billion, including 15 percent growth excluding acquisitions, and our backlog to a record $5.5 billion, including 21 percent growth excluding acquired backlog, which will serve as the basis for our continued progress in 2023,” said Tom McCormick, President and Chief Executive Officer of Primoris.

“We navigated through the challenges of economic uncertainty, fuel and wage inflation, supply chain constraints and a difficult pipeline environment to deliver profitable growth for the sixth consecutive year. We worked with our customers to respond to rapidly changing labor and fuel costs and with suppliers to ensure we had the necessary materials to deliver customer projects on time. We strengthened our capabilities in power delivery with the acquisition of PLH, further expanded our communications market presence and significantly grew our renewables franchise. I am proud of our employees’ efforts to achieve these results while making it a priority to perform our jobs safely and to the customers satisfaction.”

“Looking ahead into 2023, I believe we are well-positioned for another successful year with a strong backlog and improving demand outlook for our services. While there are still uncertainties and the potential for further inflation and supply chain impacts, I am confident that we will successfully execute on our strategic priorities to deliver positive outcomes for our customers, employees and shareholders.”

Fourth Quarter 2022 Results Overview

Revenue was $1,329.1 million for the three months ended December 31, 2022, an increase of $444.7 million, compared to the same period in 2021. Revenue increased across all segments driven by an increase in the design and construction of utility scale solar facilities, the commencement of a large pipeline project and $227.8 million from the PLH and B Comm acquisitions. Gross profit was $153.4 million for the three months ended December 31, 2022, an increase of $57.4 million compared to the same period in 2021. The increase was primarily due to improved margins in solar and industrial projects in the Energy/Renewables segment, higher communications revenue mix and $28.6 million from the PLH and B Comm acquisitions. This was partially offset by an unfavorable mix of lower margin work in the Pipeline Services segment. Gross profit as a percentage of revenue increased to 11.5 percent from 10.9 percent for the same period in 2021.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedules 1, 2 and 3 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the fourth quarter of 2022, net income was $41.5 million, or $0.77 per diluted share, an increase of 40.5 percent compared to $29.5 million, or $0.55 per diluted share, in the previous year. Adjusted Net Income was $50.2 million, or $0.93 per diluted share, for the fourth quarter, an increase of 46.0 percent compared to $34.3 million, or $0.63 per diluted share, for the fourth quarter of 2021. Adjusted EBITDA was $95.6 million for the fourth quarter of 2022, an increase of $28.6 million, or 42.6 percent, compared to $67.1 million for the same period in 2021.

The Company’s three segments are: Utilities, Energy/Renewables and Pipeline Services. Revenue and gross profit for the segments for the three months ended December 31, 2022 and 2021 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2022		2021
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$576,450	43.4%	$442,870	50.1%
Energy/Renewables	641,646	48.2%	369,311	41.7%
Pipeline	111,042	8.4%	72,267	8.2%
Total	$1,329,138	100.0%	$884,448	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2022		2021
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$69,917	12.1%	$52,007	11.7%
Energy/Renewables	79,663	12.4%	38,461	10.4%
Pipeline	3,804	3.4%	5,549	7.7%
Total	$153,384	11.5%	$96,017	10.9%

Utilities Segment (“Utilities”): Revenue increased by $133.6 million, or 30.2 percent, for the three months ended December 31, 2022, compared to the same period in 2021, primarily due to $144.6 million from the PLH and B Comm acquisitions and increased activity with communications customers. Gross profit for the three months ended December 31, 2022 increased by $17.9 million, or 34.4 percent, compared to the same period in 2021. The increase is primarily attributable to the incremental impact of $15.1 million from the PLH and B Comm acquisitions, partially offset by lower margins related to higher cost inflation compared to the previous year. Gross profit as a percentage of revenue increased to 12.1 percent during the three months ended December 31, 2022 compared to 11.7 percent for the same period in 2021.

Energy and Renewables Segment (“Energy/Renewables”): Revenue increased by $272.3 million, or 73.7 percent, for the three months ended December 31, 2022, compared to the same period in 2021. The increase year-over-year was primarily due to increased renewable energy activity of $166.0 million, $55.9 million from the PLH acquisition and industrial activity in California and the Gulf Coast. Gross profit for the three months ended December 31, 2022, increased by $41.2 million, or 107.1 percent, compared to the same period in 2021, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 12.4 percent during the three months ended December 31, 2022, compared to 10.4 percent in the same period in 2021, primarily due to the contribution from higher margin renewables work and improved margins in the industrials business.

Pipeline Services Segment (“Pipeline”): Revenue increased by $38.8 million, or 53.7 percent, for the three months ended December 31, 2022, compared to the same period in 2021. The increase is primarily due to $27.3 million from the PLH acquisition and progress made on a Texas pipeline project awarded in the third quarter of 2022. Gross profit for the three months ended December 31, 2022 decreased by $1.7 million, or 31.4 percent, compared to the same period in 2021, primarily due to the unfavorable mix of work and fewer project closeouts compared to the fourth quarter of 2021. Similarly, gross profit as a percentage of revenue decreased to 3.4 percent during the three months ended December 31, 2022, compared to 7.7 percent in the same period in 2021.

Full Year 2022 Results Overview

Revenue for the year ended December 31, 2022 increased by $923.0 million, compared to 2021. The increase was primarily due to growth in the Company’s Energy/Renewables and Utilities segments, including $406.2 million from its acquisition of PLH and B Comm, partially offset by a decrease in revenue in the Company’s Pipeline segment.

For the year ended December 31, 2022, gross profit increased by $40.2 million, or 9.7 percent, compared to 2021. The increase was primarily due to $46.4 million from the Company’s acquisition of PLH and B Comm and an increase in margins from its Energy/Renewables segment driven by growth in solar projects and improved margins on industrial projects. This was partially offset by negative gross profit in the Pipeline Services segment due to the steep decline in pipeline projects sanctioned and permitted in 2022. Gross profit as a percentage of revenue decreased to 10.3 percent from 11.9 percent in the same period in 2021. The decline in gross profit margin was primarily due to the decline in high margin pipeline work as well as wage and fuel inflation impacts, particularly in the first half of the year.

For the full year 2022, net income was $133.0 million, or $2.47 per fully diluted share, compared to $115.7 million, or $2.17 per fully diluted share, in the previous year, an increase of 14.9 percent. Adjusted Net Income was $135.8 million, or $2.53 per fully diluted share, for the full year 2022 compared to $143.4 million, or $2.70 per fully diluted share, for the same period in 2021. Adjusted EBITDA was $283.4 million for 2022, a decrease of 4.8 percent, compared to $297.7 million for the full year 2021.

Revenue and gross profit for the Utilities, Energy/Renewables and Pipeline segments for the years ended December 31, 2022 and 2021 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2022		2021
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$2,024,307	45.8%	$1,657,957	47.4%
Energy/Renewables	2,087,489	47.2%	1,408,211	40.3%
Pipeline	308,803	7.0%	431,464	12.3%
Total	$4,420,599	100.0%	$3,497,632	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2022		2021
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$210,672	10.4%	$186,287	11.2%
Energy/Renewables	252,872	12.1%	150,286	10.7%
Pipeline	(6,659)	(2.2%)	80,087	18.6%
Total	$456,885	10.3%	$416,660	11.9%

Utilities: Revenue increased by $366.4 million, or 22.1 percent, during 2022 compared to 2021. The increase is primarily attributable to $260.7 million from the PLH and B Comm acquisitions and increased activity with customers across our power delivery and communications markets. Gross profit increased $24.4 million, or 13.1 percent, during 2022 compared to 2021. The increase is primarily attributable to $26.2 million in incremental impact of the PLH and B Comm acquisitions and an increase in communications activity, partially offset by lower margins from the impacts of wage and fuel inflation. Gross profit as a percentage of revenue decreased to 10.4 percent in 2022 compared to 11.2 percent in 2021. This decline in gross profit as a percent of revenue was primarily due to the rapid increase in fuel and labor costs in 2022 that in some cases exceeded the contractual caps of some of our master service agreements with customers. We successfully renegotiated a number of our major MSA contracts to address fuel and labor costs on future work and saw the improvement in Utilities gross profit as a percentage of revenue in the second half of 2022.

Energy/Renewables: Revenue increased by $679.3 million, or 48.2 percent, during 2022 compared to 2021, primarily due to a $430.1 million increase in renewable energy activity, $106.4 million from the PLH acquisition and increased project work on electric power and hydrogen plants. Gross profit increased by $102.6 million, or 68.3 percent, during 2022 compared to 2021, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 12.1 percent in 2022 compared to 10.7 percent in 2021 primarily due to contributions from higher margin solar projects, favorable mix of industrials projects and a decrease in the impact of higher costs associated with a liquified natural gas plant project in the Northeast experienced in 2021.

Pipeline: Revenue decreased by $122.7 million, or 28.4 percent, during 2022 compared to 2021. The decrease is primarily due to the substantial completion of pipeline projects in 2021 and a decline in the overall midstream pipeline market demand from historically high levels, along with challenges in permitting new pipelines. This was partially offset by $39.0 million of revenue from the PLH acquisition. Gross profit decreased by $86.7 million, or 108.3 percent, during 2022 compared to 2021, primarily due to lower revenue and margins. Gross profit as a percentage of revenue decreased to negative 2.2 percent in 2022 compared to 18.6 percent in 2021, primarily due to higher costs on a pipeline project in the Mid-Atlantic from unfavorable weather conditions experienced in 2022 and lower than anticipated volumes in 2022, which led to higher relative carrying costs for equipment and personnel. In addition, we had a favorable impact from the closeout of multiple pipeline projects in 2021 that did not reoccur in 2022.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $281.6 million during the year ended December 31, 2022, an increase of $51.5 million, or 22.4 percent, compared to 2021 primarily due to a $28.3 million increase in incremental expense from the PLH and B Comm acquisitions as well as increased costs to support our strong organic growth. SG&A expense as a percentage of revenue decreased to 6.4 percent in 2022 compared to 6.6 percent in 2021 primarily due to increased revenue.

Interest expense, net for the year ended December 31, 2022 was $39.2 million compared to $18.5 million for the year ended December 31, 2021. The increase of $20.7 million was due to an increase in term loan debt of $439.5 million related to the PLH acquisition and higher weighted average interest rates, partially offset by a $5.6 million unrealized gain on the Company’s interest rate swap. Interest expense for the year 2023 is expected to increase to approximately $73 to $77 million due to higher debt balances and higher interest rates.

The effective tax rate was 16.5 percent for the year ended December 31, 2022. The decrease from 23.8 percent for the year ended December 31, 2021 was primarily due to the release of capital loss valuation allowances during 2022 and tax credits.

Outlook

The Company is providing its estimates for the year ending December 31, 2023. Net income is expected to be between $2.10 and $2.30 per fully diluted share. Adjusted EPS is estimated in the range of $2.50 to $2.70 for 2023. Adjusted EBITDA for the full year 2023 is expected to range from $350 million to $370 million.

The Company is targeting SG&A expense as a percentage of revenue in the low six percent range for full year 2023. The Company estimates capital expenditures for 2022 in the range of $80 to $100 million, which includes $40 to $60 million for construction equipment. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent; Energy in the range of 10 to 12 percent. The Company expects its effective tax rate for 2022 to be approximately 28 percent but may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	Backlog at December 31, 2022
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$183	$1,650	$1,833
Energy/Renewables	3,003	162	3,165
Pipeline	389	97	486
Total	$3,575	$1,909	$5,484

At December 31, 2022, Fixed Backlog was $3.6 billion, an increase of $1.1 billion, or 44 percent compared to $2.5 billion at December 31, 2021. MSA Backlog represents estimated MSA revenue for the next four quarters. MSA Backlog was $1.9 billion, an increase of 0.4 billion, or 25 percent, compared to $1.5 billion at December 31, 2021. Total Backlog as of December 31, 2022 was $5.5 billion. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 73 percent of the total backlog at December 31, 2022, comprised of backlog of approximately: 100 percent of Utilities; 56 percent of Energy/Renewables; and 85 percent of Pipeline.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Liquidity and Capital Resources

At December 31, 2022, the Company had $248.7 million of unrestricted cash and cash equivalents. The Company had $100.0 million in outstanding borrowings under the revolving credit facility, commercial letters of credit outstanding were $47.3 million and the available borrowing capacity was $177.7 million. In 2022, capital expenditures were $94.7 million, including $48.5 million in equipment purchases.

Dividend

The Company also announced that on February 22, 2023, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on March 31, 2023, payable on approximately April 14, 2023.

Share Purchase Program

In November 2021, the Company’s Board of Directors authorized a $25.0 million share purchase program. In February 2022, the Company’s Board of Directors replenished the limit to $25.0 million. During the year ended December 31, 2022, the Company purchased and cancelled 277,200 shares of common stock, which in the aggregate equaled $6.0 million at an average share price of $21.61. As of December 31, 2022, we had $19.0 million remaining for purchase under the share purchase program and the plan expires on December 31, 2023.

Other Business Updates
Beginning with the first quarter of 2023, the Company will consolidate and reorganize its operating segments. The two reorganized segments will be Utilities and Energy.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, February 28, 2023, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-888-330-3428, or internationally at 1-646-960-0679 (access code: 7581464) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 7581464), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading specialty contractor providing critical infrastructure services to the utility, energy/renewables and pipeline services markets throughout the United States and Canada. The Company supports a diversified base of blue-chip customers with engineering, procurement, construction and maintenance services. A focus on multi-year master service agreements and an expanded presence in higher-margin, higher-growth markets such as utility-scale solar facility installations, renewable fuels, power delivery systems and communications infrastructure have also increased the Company’s potential for long-term growth. Additional information on Primoris is available at www.prim.com.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; macroeconomic impacts arising from a pandemic, including labor shortages and supply chain disruptions; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics, war or other armed conflict (including Russia’s invasion of Ukraine), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue	$1,329,138	$884,448	$4,420,599	$3,497,632
Cost of revenue	1,175,754	788,431	3,963,714	3,080,972
Gross profit	153,384	96,017	456,885	416,660
Selling, general and administrative expenses	90,672	57,225	281,577	230,110
Transaction and related costs	1,826	1,576	20,054	16,399
Gain on sale and leaseback transaction	—	—	(40,084)	—
Operating income	60,886	37,216	195,338	170,151
Other income (expense):
Foreign exchange gain (loss), net	1,327	348	1,088	(95)
Other income (expense), net	1,798	(256)	2,072	299
Interest expense, net	(18,556)	(4,344)	(39,212)	(18,498)
Income before provision for income taxes	45,455	32,964	159,286	151,857
Provision for income taxes	(3,954)	(3,424)	(26,265)	(36,118)
Net income	41,501	29,540	133,021	115,739

Dividends per common share	$0.06	$0.06	$0.24	$0.24

Earnings per share:
Basic	$0.78	$0.55	$2.50	$2.19
Diluted	$0.77	$0.55	$2.47	$2.17

Weighted average common shares outstanding:
Basic	53,120	53,625	53,200	52,674
Diluted	53,711	54,172	53,759	53,161

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$248,692	$200,512
Accounts receivable, net	663,119	471,656
Contract assets	616,224	423,659
Prepaid expenses and other current assets	176,350	86,263
Total current assets	1,704,385	1,182,090
Property and equipment, net	493,859	433,279
Operating lease assets	202,801	158,609
Deferred tax assets	—	1,307
Intangible assets, net	249,381	171,320
Goodwill	871,808	581,664
Other long-term assets	21,786	15,058
Total assets	$3,544,020	$2,543,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$534,956	$273,463
Contract liabilities	275,947	240,412
Accrued liabilities	245,837	174,821
Dividends payable	3,187	3,192
Current portion of long-term debt	78,137	67,230
Total current liabilities	1,138,064	759,118
Long-term debt, net of current portion	1,065,315	594,232
Noncurrent operating lease liabilities, net of current portion	130,787	98,059
Deferred tax liabilities	57,101	38,510
Other long-term liabilities	43,915	63,353
Total liabilities	2,435,182	1,553,272
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	263,771	261,918
Retained earnings	847,681	727,433
Accumulated other comprehensive income	(2,620)	698
Total stockholders’ equity	1,108,838	990,055
Total liabilities and stockholders’ equity	$3,544,020	$2,543,327

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net income	$133,021	$115,739
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	99,157	105,559
Stock-based compensation expense	7,441	10,462
Gain on sale of property and equipment	(31,890)	(15,921)
Gain on sale and leaseback transaction	(40,084)	—
Unrealized gain on interest rate swap	(5,581)	(4,859)
Other non-cash items	277	1,381
Changes in assets and liabilities:
Accounts receivable	(98,724)	10,540
Contract assets	(118,806)	(66,999)
Other current assets	(70,275)	(54,725)
Net deferred tax liabilities	14,695	25,564
Other long-term assets	932	(1,683)
Accounts payable	191,532	15,701
Contract liabilities	(7,869)	(29,111)
Operating lease assets and liabilities, net	(505)	(2,605)
Accrued liabilities	5,707	(24,700)
Other long-term liabilities	4,318	(4,596)
Net cash provided by operating activities	83,346	79,747
Cash flows from investing activities:
Purchase of property and equipment	(94,690)	(133,842)
Proceeds from sale of assets	41,302	49,548
Proceeds from sale and leaseback transaction, net of related expenses	49,887	—
Cash paid for acquisitions, net of cash and restricted cash acquired	(478,438)	(606,974)
Net cash used in investing activities	(481,939)	(691,268)
Cash flows from financing activities:
Borrowings under revolving lines of credit	188,560	100,000
Payments on revolving lines of credit	(88,560)	(100,000)
Proceeds from issuance of long-term debt	469,531	461,719
Payments on long-term debt	(86,769)	(113,851)
Proceeds from issuance of common stock	585	178,707
Debt issuance costs	(6,643)	(4,876)
Dividends paid	(12,778)	(12,565)
Purchase of common stock	(5,990)	(14,720)
Other	(5,893)	(8,681)
Net cash provided by financing activities	452,043	485,733
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(102)	456
Net change in cash, cash equivalents and restricted cash	53,348	(125,332)
Cash, cash equivalents and restricted cash at beginning of the year	205,643	330,975
Cash, cash equivalents and restricted cash at end of the year	$258,991	$205,643

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	a	2022	2021
Net income as reported (GAAP)	$41,501	$29,540		$133,021	$115,739
Non-cash stock based compensation	1,693	1,316		7,441	5,366
Transaction/integration and related costs (1)	1,826	1,576		20,054	16,399
Amortization of intangible assets	7,154	4,845		20,938	18,319
Amortization of debt issuance costs	491	283		1,479	1,133
Loss on extinguishment of debt	-	-		759	-
Unrealized gain on interest rate swap	35	(1,676)		(5,581)	(4,859)
Gain on sale and leaseback transaction	-	-		(40,084)	-
Change in fair value of contingent consideration	(1,705)	-		(1,705)	-
Income tax impact of adjustments (2)	(797)	(1,510)		(545)	(8,653)
Adjusted net income	$50,198	$34,374		$135,777	$143,444
Weighted average shares (diluted)	53,711	54,172		53,759	53,161
Diluted earnings per share	$0.77	$0.55		$2.47	$2.17
Adjusted diluted earnings per share	$0.93	$0.63		$2.53	$2.70

(1)	The twelve months ended December 31, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.
(2)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income as reported (GAAP)	$41,501	$29,540	$133,021	$115,739
Interest expense, net	18,556	4,344	39,212	18,498
Provision for income taxes	3,954	3,424	26,265	36,118
Depreciation and amortization	29,809	26,854	99,157	105,559
EBITDA	93,820	64,162	297,655	275,914
Non-cash stock based compensation	1,693	1,316	7,441	5,366
Transaction/integration and related costs (1)	1,826	1,576	20,054	16,399
Change in fair value of contingent consideration	(1,705)	-	(1,705)	-
Gain on sale and leaseback transaction	-	-	(40,084)	-
Adjusted EBITDA	$95,634	$67,054	$283,361	$297,679

(1)	The twelve months ended December 31, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2023

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2023.

	Estimated Range
	Full Year Ending
	December 31, 2023
Net income as defined (GAAP)	$113,550	$124,400
Non-cash stock based compensation	7,500	7,500
Amortization of intangible assets	21,500	21,500
Amortization of debt issuance costs	1,900	1,900
Income tax impact of adjustments (1)	(8,700)	(8,700)
Adjusted net income	$135,750	$146,600
Weighted average shares (diluted)	54,200	54,200
Diluted earnings per share	$2.10	$2.30
Adjusted diluted earnings per share	$2.50	$2.70

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2023

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted EBITDA for the year ending December 31, 2023.

	Estimated Range
	Full Year Ending
	December 31, 2023
Net income as defined (GAAP)	$113,550	$124,400
Interest expense, net	73,000	77,000
Provision for income taxes	43,650	48,800
Depreciation and amortization	112,300	112,300
EBITDA	342,500	362,500
Non-cash stock based compensation	7,500	7,500
Adjusted EBITDA	$350,000	$370,000